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                                   UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                      FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934.


                                    Commission File Number   0-24304


           FORREST CITY FINANCIAL CORPORATION
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             (Exact name of registrant as specified in its charter)


         715 North Washington Street, Forrest City, Arkansas 72335
                               (870) 633-1525
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          Common Stock ($0.01 par value)
-------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)


                                      None
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)   X             Rule 12h-3(b)(1)(i)
                           ---                                  ---
      Rule 12g-4(a)(1)(ii)                Rule 12h-3(b)(1)(ii)
                             ---                                ---
      Rule 12g-4(a)(2)(i)                 Rule 12h-3(b)(2)(i)
                             ---                                 ---
      Rule 12g-4(a)(2)(ii)                Rule 12h-3(b)(2)(ii)
                             ---                                 ---
                                           Rule 15d-6
                                                                 ---

   Approximate number of holders of record as of the certification
or notice date:    100
                      ---------

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  Pursuant to the requirements of the Securities Exchange Act of
1934, Forrest City Financial Corporation has caused this certification/notice tobe signed on its behalf by the undersigned duly authorized person.




Date: February 4, 1998                 By: /s/ John R. Stipe
         ---------------------                ---------------------------
                                                    John R. Stipe
                                                    Director, President and
                                                      Chief Executive Officer
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                       February 4, 1998




VIA EDGAR


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:    Termination of Exchange Act Registration of the
               Common Stock of Forrest City Financial Corporation
               ---------------------------------------------------------------

Dear Sir/Madam:

     On behalf of Forrest City Financial Corporation (the "Company"), submitted herewith for filing is one conformed copy of a certification on Form 15 with respect to the termination of registration under the Securities Exchange Act of 1934.

                                        Very truly yours,


                                        /S/ Gary A. Lax
                                        -----------------------------
                                        Gary A. Lax, P.C.

Attachment

cc:   John R. Stipe
       Jeffrey M. Werthan, P.C.